Exhibit 15.1

June 30, 2010

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Dear Sirs/Madams:

We have read Item 16 F of Form 20-F dated June 30, 2010 of NXP B.V., and have the following comments:

1. We agree with the statements made in the third paragraph in the section Change in Registrant’s Certifying Accountant on page 100.

2. We have no basis on which to agree or disagree with the other statements made in this section.

Yours sincerely,

/s/ Deloitte Accountants B.V.

Item 16F. Change in Registrant’s Certifying Accountant.

In accordance with the procedures laid down in the our policy on auditor independence and as mandatory required by Dutch law, our external auditor is appointed by the general meeting of stockholders on the proposal of the supervisory board, after the latter has been advised by NXP B.V.’s audit committee.

Under our auditor policy, our supervisory board and NXP B.V.’s audit committee conduct a thorough assessment of the functioning of the external auditor once every three years and appoint a new external auditor once every three years, based on a competitive selection process. Following such process, upon the proposal of our supervisory board and NXP B.V.’s audit committee, our stockholders have engaged KPMG Accountants N.V. to serve as our new independent auditors for the reporting periods commencing January 1, 2009. The engagement of Deloitte Accountants B.V. was terminated on the same date. The change of external auditors was recommended by our supervisory board and NXP B.V.’s audit committee.

During the fiscal years ended December 31, 2006, 2007 and 2008, and for the fiscal year ended December 31, 2009 or any period after that, there have been no disagreements, respectively, with Deloitte Accountants B.V. or KPMG Accountants N.V. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure and, during such periods, none of the reports on our financial statements issued by either Deloitte Accountants B.V. or KPMG Accountants N.V. contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles.

Please also see the letter of Deloitte Accountants B.V., dated June 30, 2010, included in this annual report as exhibit 15.1.